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Article for the May ALFI

Shareholders - Mark your Ballots!
The Board of Trustees respectfully requests that shareholders vote on several issues concerning the State Farm Associates' Funds Trust, State Farm Mutual Fund Trust, and State Farm Variable Product Trust.

Shareholders received proxy voting materials explaining these significant issues in early May. The financial interests of our shareholders continue to be our focus. With this, the Board of Trustees recommends a favorable vote for each proposal.

Yes, your vote makes a difference! There are three convenient ways you may vote your proxy - by mail, Internet, or by phone. Your proxy card provides the steps of the voting process.

The results of the proxy will be announced at a shareholder meeting that will take place on June 17, 2005.


Securities through registered representatives of State Farm VP Management Corp., 1-800-447-4930 (Mutual Funds) or 1-888-702-2307 (Variable Products).

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Financial Services Bulletin - April 7, 2005

Urgent: Shareholder Proxy Messages
At the March meeting of the Board of Trustees for the State Farm Associates Funds Trust, State Farm Mutual Fund Trust, and State Farm Variable Product Trust, the Board approved our request to hold a shareholder proxy vote. In late April, proxy voting materials will be sent to shareholders in all three trusts asking them to vote on several issues:

        .       Electing the Board of Trustees for each Trust.

        . Approving a sub-advisory agreement with Capital Guardian Trust Company to manage the State Farm Equity Fund portfolio of Mutual Fund Trust.

        . Approving Northern Trust as the sub-advisor for the Small Cap Index and International Index portfolios of Mutual Fund Trust.

        . Approving manager-of-manager's authority for Mutual Fund Trust and Variable Product Trust.

        . Changing each of the Variable Product Trust's Funds' investment objectives to non-fundamental.

The results of the proxy will be announced at a shareholder meeting on June 17, 2005. We will continue to provide information about the proxy process.

We've provided message points on the issues and supplements to the prospectuses (A&B Shares, Institutional Shares , and R Shares) These supplements are required to be provided to customers through April 30, 2005 as a result of the proposed sub-advisory changes. View the March 25 communication for more information.

For any questions, contact the Securities Response Center at 1-800-792-4070, or visit the Registered Representative Resource site.

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Executive Summary

State Farm Investment Management Corp. ("SFIMC") and the Board of Trustees of the three Trusts that make up the State Farm Mutual Funds encourage all variable product contract holders and all shareholders to vote in favor of all of the following proposals, which will be addressed at a shareholder meeting on June 17, 2005. SFIMC and the Board of Trustees believe that adoption of these proposals is in the best interest of State Farm Mutual Fund shareholders.

1. Electing the Board of Trustees. Each Trust is required to have a Board of Trustees that has been elected by shareholders.
2. Approving Capital Guardian as sub-advisor to the State Farm Equity Fund allows for a more retail-oriented approach to managing this fund than currently exists (with no change in the management fee or the underlying expense ratio paid by shareholders as a result of this change).
3. Discontinuing the Master/Feeder structure and approving Northern Trust as the subadvisor for both the Small Cap Index and International Index Funds of Mutual Fund Trust. Barclays asked us to discontinue the Master/Feeder structure for these two funds. We then negotiated the best sub-advisory deal we could and chose Northern Trust (with no net change in the management fee or the underlying expense ratio paid by shareholders as a result of this change).
4. Approving Manager of Manager's authority for Mutual Fund Trust and Variable Product Trust. Manager-of-Manager's authority lets SFIMC, with the Board's approval, hire and fire subadvisors without shareholder approval. It's common practice in the industry and avoids expensive proxy votes and shareholder meetings.
5. Changing Variable Product Trust investment objectives to non-fundamental. This is a housekeeping matter to synchronize this issue across all three Trusts. Currently Associates' Funds Trust and Mutual Fund Trust have investment objectives that are non-fundamental which means that the investment objective of the fund could change with approval by the Board of Trustees.

FOR BROKER-DEALER USE ONLY.
Not intended for use with or distribution to customers or the public.

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                              Proxy Message Points

1.      Electing the Board of Trustees

        Trusts Impacted? All three - Associates, Mutual Fund, and Variable

        Why? Allowing shareholders to vote for all the existing Trustees of the Board including electing a new Independent Trustee is in the best interest of shareholders and provides the Board with the most flexibility going forward. Federal securities laws require that at least two-thirds of the members of the Board of Trustees must have been elected by shareholders. 86% of the current members of the Board of Trustees have been elected by shareholders. By asking shareholders to elect a new Board of Trustees, we hope to increase the percentage of board members who have been elected by shareholders from 86% to 100%. The Board is also seeking to elect a trustee who will serve as a financial expert.

2.      Approving Capital Guardian as sub-advisor to the State Farm Equity Fund

        Trusts Impacted? Only the Equity Fund of Mutual Fund Trust (not Associates Growth Fund)

        Why are we seeking a sub-advisor? Two primary reasons:

        1. We believe that demands on communication and information around performance and portfolio holdings are not conducive to our internal infrastructure nor is it conducive with our internal investment philosophy.

        2. From a product line standpoint, the Equity Fund and the S&P 500 Index Fund are similar in style and structure (both being benchmarked to the S&P 500 Index). We believe that differentiating the Equity Fund slightly to more of a Large Cap Value investment orientation (and benchmarking the Fund to the Russell 1000(R) Value Index) provides better diversification alternatives for shareholders of State Farm Mutual Funds(R) while still maintaining the integrity and risk/return characteristics of the Equity Fund for current shareholders.

        Why Capital Guardian? Capital Guardian has an extensive commitment to fundamental research, with a large team of experienced equity analysts focused on gathering in-depth information firsthand on companies and industries in the U.S. and throughout the world. As of March 31, 2005, Capital Guardian had $162 billion in assets under management. Capital Guardian is one of the investment managers that comprise The Capital Group Companies, one of the most experienced and successful investment management firms in the world.

        Will this change the cost structure for shareholders? There will be no change in the management fee or the underlying expense ratio of the State Farm Equity Fund as a result of this change. There may be some additional turnover and potential capital gains distributions at the end of the year but it is too early and too many things can change in the investment markets to make any prediction with any certainty.

        When will this change take effect? We are striving for a July 1, 2005 date to transition the assets to Capital Guardian.

3. Discontinuing the Master/Feeder structure and approving Northern Trust as the sub-advisor for both the Small Cap and International Index Funds of Mutual Fund Trust

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        Trusts impacted? Only Mutual Fund Trust (not S&P 500 Index Funds,
        LifePath Funds, or Variable Index Funds)

        Why implement these changes? Small Cap and International Index Funds of Mutual Fund Trust operate in a Master/Feeder structure. In a Master/Feeder structure, one fund (the feeder fund) invests all of its assets into shares of another fund (the master fund) with a substantially similar investment objective. The Small Cap and International Index Funds currently are feeder funds investing in Master portfolios managed by Barclays.

        We have no issues with the current structure - each fund's performance is in-line with expectations given the expense ratios of the funds. The problem is that the Small Cap Index Fund and the International Index Funds are the only feeder funds investing in the Barclays' master portfolios. As such, Barclays asked us to discontinue the Master/Feeder structure for these two funds because the structure is not cost efficient for them. Since Barclays has and continues to be a valued business partner, we agreed to discuss this with the Mutual Fund Trust Board of Trustees and ultimately proxy shareholders.

        In doing so, it was our fiduciary duty to negotiate the best sub-advisory deal and we gave Barclays the first opportunity to remain as sub-advisor to the Funds and negotiate a competitive management fee rate. Ultimately, both parties - State Farm and Barclay's agreed that there were better alternatives as sub-advisor to these assets.

        Why Northern Trust? Northern Trust is the third largest index manager in the industry and a well-respected company. Northern Trust has a proprietary index management process that provided returns that are very competitive with their underlying benchmark indexes. State Farm has had an existing business relationship with Northern Trust and we were able to negotiate a very competitive management fee as a result of this broader relationship.

        Will this change the cost structure for shareholders? There will be no change in the management fee or the underlying expense ratio paid by shareholders of the State Farm Small Cap Index Fund nor the State Farm International Index Fund as a result of this change. In addition, we do not anticipate this change to have any adverse tax ramifications to new or existing shareholders in 2005 although we are not able to make that prediction with absolute certainty.

        When will this change take effect? We are striving for an August 1, 2005 date to discontinue the Master/Feeder structure and to transition the assets to Northern Trust.

4. Approving Manager of Manager's authority for Mutual Fund Trust and Variable Product Trust

        Trusts Impacted? Only Mutual Fund Trust and Variable Trust (not Associates' Funds Trust)

        What is Manager-of-Manager's authority and why approve it? Manager-of-Manager's authority allows State Farm Investment Management Corp (SFIMC) to act on behalf of shareholders regarding changes to sub-advisors in the future with approval from the Board of Trustees without requiring a proxy vote to shareholders. Proxy votes and shareholder meetings are expenses paid for by the Trusts and each year going forward as we grow our shareholder base these efforts will become more expensive. It has become common practice within the industry for Mutual Fund and Variable Companies who utilize sub-advisors to seek Manager-of-Manager's authority.

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        Will this change the cost structure for shareholders? There will be no change in the cost structure for any of the funds within Mutual Fund or Variable Product Trust as a result of this change.

5.      Changing Variable Product Trust investment objectives to non-fundamental

        Trusts Impacted? Only Variable Product Trust

        Why the change? This is more of a housekeeping matter then anything else to syncronize the prospectus language around investment objectives across all three Trusts. Currently both Associates' Fund Trust and Mutual Fund Trust have investment objectives that are non-fundamental which means that the investment objective of the fund could change with approval by the Board of Trustees.

6. Why is a prospectus supplement required as a result of Board approval of the proxy?

        Trusts impacted? Only Mutual Fund Trust - A/B, Institutional, and R-share classes

        Because our Mutual Funds customers are making long-term investment decisions, we are required to inform any new customers of the proposed change to hold a proxy vote of shareholders on new sub-advisers for the State Farm Equity Fund, the International Index and Small Cap Index Funds. Once the May 1, 2005 Prospectus is effective, these retail supplements will no longer be needed. We are not mailing supplements to existing shareholders of the retail trust; they will be notified by receipt of the proxy in April.

                           FOR BROKER-DEALER USE ONLY.
      Not intended for use with or distribution to customers or the public